EXHIBIT 99.1

Adeona Completes a $17.5 Million Corporate Partnership with Meda AB for the Development and Commercialization of Flupirtine for Fibromyalgia

Adeona to Receive Royalties on Potential Billion Dollar Indication

Meda to Assume All Future Development Costs

ANN ARBOR, MI – May 7, 2010 - Adeona Pharmaceuticals, Inc., (AMEX: AEN – News) announced today that it has entered into a corporate partnership with Sweden-based Meda AB, to develop flupirtine for the treatment of fibromyalgia syndrome which contemplates the payment to Adeona of up to $17.5 million in upfront and milestone payments, plus royalties.

Under the terms of the agreement, Adeona has granted Meda an exclusive sublicense to all of Adeona’s patents covering the use of flupirtine for fibromyalgia. These patents have issued in the U.S. and are pending in Canada and Japan (the “Territory”). Meda will assume all future development costs for the commercialization of flupirtine for fibromyalgia. Adeona received an up-front payment of $2.5 million and is entitled to milestone payments of $5 million upon filing of a New Drug Application with the Food and Drug Administration for flupirtine for fibromyalgia and $10 million upon marketing approval. Adeona is also entitled to receive royalties of 7% of net sales of flupirtine approved for the treatment of fibromyalgia covered by issued patent claims in the Territory.  Adeona will share such royalties equally with Adeona’s university licensor.

Fibromyalgia is a chronic and debilitating condition characterized by widespread pain and stiffness throughout the body, accompanied by severe fatigue, insomnia and mood symptoms. Fibromyalgia affects an estimated 2-4% of the population worldwide, including an estimated 4 million patients in the United States. There are presently three products approved for this indication in the US – Lyrica, Cymbalta and Savella. Flupirtine is differentiated from these products in that it employs a unique mode of action. Meda estimates the US market for fibromyalgia to be near $1 billion at the time of potential launch of flupirtine.

Flupirtine is a first-in-class, novel type of central nervous system agent known as a selective neuronal potassium channel opener that also has NMDA receptor antagonist properties.  Flupirtine is currently approved and marketed by Meda for the treatment of pain in various countries outside of the US.

“We are very pleased to collaborate with Adeona in the development of flupirtine for fibromyalgia, a therapeutic area with a large unmet medical need. Flupirtine has the potential to have better efficacy and safety than current treatments. Additionally, flupirtine has displayed good tolerability during all the years it has been used for the treatment of acute and chronic pain,” stated Anders Lönner, CEO Meda.

James S. Kuo, M.D., M.B.A., Adeona’s Chief Executive Officer, stated, “We believe that our flupirtine program, combined with Meda’s substantial resources and experience with flupirtine will greatly accelerate the time to which this potential new class of treatment can be made available to the millions of people that suffer from fibromyalgia.”

About Meda AB

Meda is an international specialty pharma company that is fully represented in Europe and the US  through its own sales organizations in more than 50 countries.  Meda’s products are sold in about 120 countries.  Meda’s sales in 2009 exceeded $1.8 billion.  At the beginning of 2009 the number of employees totaled more than 2,700, including around 1,700 in sales and marketing.  Headquarters of the Group’s parent company-Meda AB-is in Solna, outside of Stockholm, Sweden.  Meda’s shares are listed on the NASDAQ OMX Nordic Exchange in Stockholm.

About Adeona Pharmaceuticals, Inc.

Adeona (AMEX:AEN) is a pharmaceutical company developing new medicines for serious central nervous systems diseases. Adeona’s primary strategy is to in-license clinical-stage drug candidates that have already demonstrated a certain level of clinical efficacy and develop them further to either commercialization or a development collaboration. Trimesta (estriol) is an investigational oral drug for the treatment of relapsing remitting multiple sclerosis. A 150-patient, 16-center, randomized, double-blind, placebo-controlled clinical trial is currently underway. Zinthionein ZC (zinc cysteine) is an oral, gastro-retentive, sustained-release medical food candidate being developed for the dietary management of Alzheimer’s disease and mild cognitive impairment (MCI). In December of 2009, Adeona initiated CopperProof-2, a 60-patient double-blind, randomized placebo controlled study of Zinthionein ZC in Alzheimer’s and MCI patients. Flupirtine is a novel first-in-class oral potassium channel opener licensed by Adeona to Meda AB that is the subject of phase II testing for the treatment of fibromyalgia syndrome. dnaJP1 (hsp peptide) is an investigational oral drug for the treatment of rheumatoid arthritis. It has completed a 160-patient, multi-center, randomized, double-blind, placebo-controlled clinical trial. CD4 Inhibitor 802-2 (cyclic heptapeptide) is an investigational drug for the prevention of severe graft-versus-host disease.

This release includes forward-looking statements on Adeona's current expectations and projections about future events. In some cases forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions. These statements are based upon current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties, many of which are difficult to predict and include statements regarding the success of our clinical trials and our ability to capture a significant percent of the market. The forward-looking statements include statements regarding the potential market for flupirtine and timing of the commercialization of flupirtine for the treatment of fibromyalgia and are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from those reflected in Adeona's forward-looking statements include, among others, a failure Meda to commercialize flupirtine and to make any other payments under the sublicense agreement, a failure to obtain regulatory approval for flupirtine or to comply with ongoing regulatory requirements, regulatory limitations relating to the company's ability to promote or commercialize flupirtine, a lack of acceptance of flupirtine in the marketplace and other factors described in Adeona's report on Form 10-K for the year ended December 31, 2009 and any other filings with the SEC. The information in this release is provided only as of the date of this release, and Adeona undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

For Further Information Contact:

James S. Kuo, M.D., M.B.A.
Chief Executive Officer
(734) 332-7800